Exhibit 4(a)(8)
EXECUTION COPY
JANSSEN ALZHEIMER IMMUNOTHERAPY
(F/K/A JUNO NEUROSCIENCES)
Little Island Industrial Estate, Little Island
County Cork, Republic of Ireland
September 17, 2009
Elan Pharma International Limited
Monksland, Athlone
County Westmeath, Ireland
Royalty Agreement
          Reference is made to the Asset Purchase Agreement dated as of July 2, 2009 among Janssen Pharmaceutical, an Irish Unlimited Company (“Jupiter Parent”), Janssen Alzheimer Immunotherapy (f/k/a Juno Neurosciences), an Irish Unlimited Company (the “Company”), Elan Corporation, plc, an Irish Public Limited Company (“Lucky Parent”), Crimagua Limited, an Irish Limited Company (“Lucky Sub-1”) and the other subsidiaries of Lucky Parent party thereto (as amended from time to time, the “Asset Purchase Agreement”) and the transactions contemplated thereby (collectively, the “Transactions”), including as set forth in: the Shareholders’ Agreement dated as of the date hereof (as amended from time to time, the “Shareholders’ Agreement”), by and among Jupiter Parent, Janssen Alzheimer Immunotherapy (Holding) Limited (f/k/a Juno Neurosciences (Holding) Limited), an Irish Limited Company (“Jupiter Sub-1”), Latam Properties Holdings, an Irish Unlimited Company, JNJ Irish Investments ULC, a Canadian Unlimited Liability Company, Lucky Parent, Lucky Sub-1, Elan Pharma International Limited, an Irish Limited Company (“Lucky Sub-2”) and the Company; and the Research, Development and Commercialization Agreement dated as of March 17, 2000 among Lucky Sub-1 (as successor in interest to Lucky Sub-2, itself a successor in interest to Neuralab Limited) and Wyeth (formerly known as American Home Products Corporation), a Delaware corporation (as assigned to Company and amended as of the date hereof, and as further amended from time to time in accordance with the Shareholders’ Agreement, the “Collaboration Agreement”).
          Capitalized terms used but not defined in this agreement (this “Royalty Agreement”) shall have the meanings ascribed thereto in the Asset Purchase Agreement. Section 9 hereof sets forth the definitions of certain capitalized terms used herein.
ARTICLE A. ROYALTIES ON PRODUCTS UNDER COLLABORATION AGREEMENT
1A. Royalty Rate.
          In consideration for the Transactions and the investment by Lucky Parent and its subsidiaries in the research and development of Products under the Collaboration Agreement, the Company hereby agrees that, subject to the terms and conditions of the Shareholders’ Agreement, which is incorporated by reference herein, and to the other terms and conditions of this Royalty

Agreement (including without limitation Section 4A), royalties shall accrue to Lucky Sub-2 on Collaboration Product Net Sales during the Royalty Term as follows:

Calendar Year Collaboration Product Net Sales (US Dollars)	Royalty Rate
Less than or equal to $1,000,000,000	0%
Greater than $1,000,000,000 and less than or equal to $2,000,000,000	5%
Greater than $2,000,000,000 and less than or equal to $5,000,000,000	7%
Greater than $5,000,000,000	9%
          Notwithstanding the foregoing, (i) if the Activation Date is not January 1 of a calendar year (such calendar year in which the Activation Date occurs, the “First Year”), the dollar thresholds under the caption “Calendar Year Collaboration Product Net Sales” in the table above shall, solely with respect to the applicable portion of the First Year, be proportionally reduced based on the number of full Calendar Quarters in the First Year from and including the Activation Date to and including the earlier of December 31 of the First Year and the Termination Date (e.g., assuming the Termination Date does not occur during the First Year, a 75% reduction if the Activation Date is October 1) and (ii) if the Termination Date is not December 31 of a calendar year (such calendar year in which the Termination Date occurs, the “Last Year”), the dollar thresholds under the caption “Calendar Year Collaboration Product Net Sales” in the table above shall, solely with respect to the applicable portion of the Last Year, be proportionally reduced based on the number of full Calendar Quarters from and including the later of January 1 of the Last Year and the Activation Date to and including the Termination Date (e.g., assuming the Activation Date does not occur in the Last Year, a 25% reduction if the Termination Date is September 30).
2A. Applicability of Royalty Rate to Collaboration Product Net Sales.
          Royalties under this Royalty Agreement on Collaboration Product Net Sales in a calendar year (or applicable portion thereof in the case of the First Year and Last Year) shall accrue at the rate applicable to the portion of Collaboration Product Net Sales within each of the Collaboration Product Net Sales levels set forth in the table above during such calendar year (as proportionately reduced pursuant to the last paragraph in Section 1 hereof). For example, if, for a calendar year during the Royalty Term, Collaboration Product Net Sales totaled $2,500,000,000, then (in the absence of any adjustments pursuant to Section 4A) the royalties accruing hereunder for such calendar year would equal the sum of (i) the royalties with respect to the first $1,000,000,000 of Collaboration Product Net Sales at the first-level percentage of zero percent (0%) ($1,000,000,000 x 0.0 = $0), plus (ii) the royalties with respect to the next $1,000,000,000 of Collaboration Product Net Sales at the second-level percentage of five percent (5%) ($1,000,000,000 x 0.05 = $50,000,000), plus (iii) the royalties with respect to the remaining $500,000,000 of Collaboration Product Net Sales at the third-level percentage of seven percent (7%) ($500,000,000 x 0.07 = $35,000,000), for a total accrued royalty of $85,000,000.
3A. Royalty Term.

          Royalties under this Royalty Agreement shall accrue in respect of Collaboration Product Net Sales made during the Royalty Term. No other royalty or other consideration shall accrue under this Royalty Agreement (or be payable under the Shareholders’ Agreement), including without limitation in respect of Collaboration Product Net Sales made before the Activation Date or after the Termination Date.
4A. Royalty Adjustments.
          Notwithstanding anything herein to the contrary, if, as of any date during the Royalty Term, there shall be no Valid Claim of any Closing Date IP Covering a Product in a country where such Product is sold by a Party or its Sublicensees, and no Valid Claim of any Closing Date IP Covering the Manufacture of Product where the R&D Candidate or other active pharmaceutical ingredient of such Product is manufactured by or on behalf of a Party or its Sublicensees, under the Collaboration Agreement (the first such date, with respect to such Product in such country, being the “Fall-Away Date”), then for purposes of calculating royalties on Collaboration Product Net Sales under this Royalty Agreement, Collaboration Product Net Sales of such Product in such country shall be excluded from and after the Fall-Away Date for such Product in such country; provided that, in the event any Fall-Away Date does not occur on the last day of a Calendar Quarter, such Fall-Away Date shall be deemed to have occurred with respect to the relevant Product in the relevant country on the last day of the Calendar Quarter in which the Fall-Away Date occurs.
          In the event that a Party or any of its Sublicensees under the Collaboration Agreement shall be required to pay any consideration or royalties for a license or rights to any Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property during any calendar year, the Company shall be entitled to deduct fifty percent (50%) of such consideration or royalties actually paid to any third party for such license or rights from the royalties otherwise accruing under this Royalty Agreement in respect of such calendar year; provided that (i) no such deduction shall apply for any consideration or royalties paid in respect of any patent rights set forth on Schedule 4 hereto, including any Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property set forth on Schedule 4 hereto, and (ii) the aggregate amount of any and all deductions under this sentence for any calendar year shall not be greater than an amount which would have the effect of decreasing the royalties otherwise accruing hereunder in respect of such calendar year by more than twenty-five percent (25%). Any deduction the Company seeks from royalties accruing under this Royalty Agreement for non-monetary consideration paid for Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property shall be at such consideration’s fair monetary value as mutually determined by the Company and Lucky Sub-2 in good faith.
          Except as set forth in this Section 4A or as required by law, royalties accruing under this Royalty Agreement shall not be subject to any downward adjustment.
5A. Subordination; Payments.
          Any and all royalties accruing hereunder shall be payable in the amounts and on the dates provided therefor in clause 7 of the Shareholders’ Agreement. No interest or other premium shall be payable in respect of any royalties accruing under this Royalty Agreement.

          Lucky Sub-2 acknowledges and agrees that at all times (including on a winding up of the Company) its right to payment of accrued royalties hereunder shall be subordinated to the payments in respect of the Aggregate Antidilution Amount, the Priority Dividend, Class C Shares, Class O-E Shares and Class O-J Shares as and to the extent set forth in subclauses (a), (b), (c), (d) and (e) of clause 7.1 of the Shareholders’ Agreement. Without limiting the foregoing, in the event Lucky Sub-2 receives any payment in respect of a royalty accruing hereunder that is in conflict with the priority of payments set forth in clause 7.1 of the Shareholders’ Agreement, Lucky Sub-2 agrees to promptly pay over to the proper party such amount as is required to give effect to the priorities contemplated by clause 7.1 of the Shareholders’ Agreement.
6A. Net Sales.
          Except as otherwise expressly provided in this Royalty Agreement, the determination of Net Sales (and related calculations) by the Company and Wyeth for purposes of the Collaboration Agreement shall be final and binding on Lucky Sub-2 for purposes of calculating the royalties accruing hereunder.
7A. Reports, Inspection and Audit Rights.
          After the Activation Date during the Royalty Term hereof, the Company shall, within seventy-five (75) days after the end of each Calendar Quarter, furnish to Lucky Sub-2:
     (i) any reports or notices delivered by or to the Company pursuant to Sections 7.4.1A and 7.4.2A of the Collaboration Agreement in respect of all or any portion of such Calendar Quarter;
     (ii) a royalty report showing any royalties accrued in respect of such Calendar Quarter under this Royalty Agreement (or if none shall have accrued, a report so stating);
     (iii) a schedule showing any and all adjustments made under Section 4A hereof to the royalties accrued in respect of such Calendar Quarter, which schedule shall contain reasonable detail to support any such adjustment (including the relevant Product to which the adjustment pertains); and
     (iv) the exchange rates used in converting all royalties accrued in such Calendar Quarter to U.S. Dollars from the currencies in which the sales of Products were made.
          Royalties accruing on Collaboration Product Net Sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by the Company for financial accounting purposes. The Company shall keep, and shall use reasonable efforts to cause its Sublicensees to keep, complete and accurate books of account and records in sufficient detail to properly reflect all Collaboration Product Net Sales made by the Company and its Sublicensees or reported to the Company to enable the royalties accruing hereunder to be determined. Such books and records shall be kept at the principal place of business of the Company for at least thirty-six (36) months following the end of the Calendar Quarter to which they pertain. Not more than once in each calendar year, upon Lucky Sub-2’s written request, the Company shall permit employees of Lucky Sub-2 and its representatives (including an independent auditor) (all of whom shall be reasonably acceptable to the Company), to have access, at mutually acceptable date(s), during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any of the last eight Calendar Quarters prior to the date of such inspection. Such representatives and employees shall execute a reasonable confidentiality agreement prior to commencing any such inspection, which shall contain confidentiality provisions no less stringent than those contained in the Collaboration Agreement. Inspections conducted under this Section 7A shall be at the expense of Lucky Sub-2; provided that if an underpayment is identified in an amount, for any four consecutive Calendar Quarters, exceeding ten percent (10%) of the total amount required to have been paid for such four Calendar Quarters, the reasonable out-of-pocket costs of Lucky Sub-2 relating to the applicable inspection shall be paid by Jupiter Sub-1. Any underpayments or unpaid amounts discovered by such inspection shall constitute Accrued and Unpaid Royalty Payments for purposes of clause 7.1 of the Shareholders’ Agreement, and shall be paid pursuant to the priority of payments specified thereby.
          Notwithstanding anything to the contrary, in the event any provision of this Section 7A shall conflict with the Collaboration Agreement, the Company shall not be in breach of this Section 7A to the extent it determines in good faith that non-compliance with this Section 7A is necessary in order to comply with the terms of and obligations under the Collaboration Agreement.
8A. Blocked Payments.
          If it becomes unlawful for the Company to pay royalties to Lucky Sub-2, the Company shall promptly notify Lucky Sub-2 of the conditions preventing such payment and the royalties accruing hereunder shall, when otherwise payable, be deposited in local currency in the relevant country to the credit of Lucky Sub-2 in a recognized banking institution selected by the Company. The Company shall use commercially reasonable efforts to ameliorate the circumstances which have made such payment of royalties unlawful and to expedite the release thereof. Upon release and subject to clause 7.1 of the Shareholders’ Agreement, any blocked payments shall be paid to Lucky Sub-2.
ARTICLE B. ROYALTIES ON COMPANY PRODUCTS OUTSIDE COLLABORATION AGREEMENT
1B. Royalty Rate.
          In the event that Lucky Parent and Jupiter Parent equally co-fund the Company’s development of any Company Products that are not Products under the Collaboration Agreement as provided for under clause 18.10 of the Shareholders’ Agreement, the Company hereby agrees that, subject to the terms and conditions of the Shareholders’ Agreement and to the other terms and conditions of this Royalty Agreement, royalties shall accrue to Lucky Sub-2 on Company Product Net Sales on such Company Products during the Royalty Term as follows:

Calendar Year Company Product Net Sales (US Dollars)	Royalty Rate
Less than or equal to $1,000,000,000	0%
Greater than $1,000,000,000 and less than or equal to $2,000,000,000	5%

Calendar Year Company Product Net Sales (US Dollars)	Royalty Rate
Greater than $2,000,000,000 and less than or equal to $5,000,000,000	7%
Greater than $5,000,000,000	9%
          Notwithstanding the foregoing, (i) if the Activation Date is not January 1 of a calendar year (such calendar year in which the Activation Date occurs, the “First Year”), the dollar thresholds under the caption “Calendar Year Company Product Net Sales” in the table above shall, solely with respect to the applicable portion of the First Year, be proportionally reduced based on the number of full Calendar Quarters in the First Year from and including the Activation Date to and including the earlier of December 31 of the First Year and the Termination Date (e.g., assuming the Termination Date does not occur during the First Year, a 75% reduction if the Activation Date is October 1) and (ii) if the Termination Date is not December 31 of a calendar year (such calendar year in which the Termination Date occurs, the “Last Year”), the dollar thresholds under the caption “Calendar Year Company Product Net Sales” in the table above shall, solely with respect to the applicable portion of the Last Year, be proportionally reduced based on the number of full Calendar Quarters from and including the later of January 1 of the Last Year and the Activation Date to and including the Termination Date (e.g., assuming the Activation Date does not occur in the Last Year, a 25% reduction if the Termination Date is September 30).
2B. Applicability of Royalty Rate to Company Product Net Sales.
          Royalties under this Royalty Agreement on Company Product Net Sales in a calendar year (or applicable portion thereof in the case of the First Year and Last Year) shall accrue at the rate applicable to the portion of Company Product Net Sales within each of the Company Product Net Sales levels set forth in the table above during such calendar year (as proportionately reduced pursuant to the last paragraph in Section 1B hereof). For example, if, for a calendar year during the Royalty Term, Company Product Net Sales totaled $2,500,000,000, then (in the absence of any adjustments pursuant to Section 4B) the royalties accruing hereunder for such calendar year would equal the sum of (i) the royalties with respect to the first $1,000,000,000 of Company Product Net Sales at the first-level percentage of zero percent (0%) ($1,000,000,000 x 0.0 = $0), plus (ii) the royalties with respect to the next $1,000,000,000 of Company Product Net Sales at the second-level percentage of five percent (5%) ($1,000,000,000 x 0.05 = $50,000,000), plus (iii) the royalties with respect to the remaining $500,000,000 of Company Product Net Sales at the third-level percentage of seven percent (7%) ($500,000,000 x 0.07 = $35,000,000), for a total accrued royalty of $85,000,000.
3B. Royalty Term.
          Royalties under this Royalty Agreement shall accrue in respect of Company Product Net Sales made during the Royalty Term. No other royalty or other consideration shall accrue under this Royalty Agreement (or be payable under the Shareholders’ Agreement), including without limitation in respect of Company Product Net Sales made before the Activation Date or after the Termination Date.
4B. Royalty Adjustments.
          Notwithstanding anything herein to the contrary, if, as of any date during the Royalty Term, there shall be no Valid Claim Covering a Company Product in a country where such Company Product is sold by a Party or its Sublicensees, and no Valid Claim of any Closing Date IP Covering the Manufacture of Company Product where the active pharmaceutical ingredient of such Company Product is manufactured by or on behalf of a Party or its Sublicensees (the first such date, with respect to such Company Product in such country, being the “Fall-Away Date”), then for purposes of calculating royalties on Company Product Net Sales under this Royalty Agreement, Company Product Net Sales of such Company Product in such country shall be excluded from and after the Fall-Away Date for such Company Product in such country; provided that, in the event any Fall-Away Date does not occur on the last day of a Calendar Quarter, such Fall-Away Date shall be deemed to have occurred with respect to the relevant Company Product in the relevant country on the last day of the Calendar Quarter in which the Fall-Away Date occurs.
          In the event that a Party or any of its Sublicensees shall be required to pay any consideration or royalties for a license or rights to any Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property during any calendar year, the Company shall be entitled to deduct fifty percent (50%) of such consideration or royalties actually paid to any third party for such license or rights from the royalties otherwise accruing under this Royalty Agreement in respect of such calendar year; provided that (i) no such deduction shall apply for any consideration or royalties paid in respect of any patent rights set forth on Schedule 4 hereto, including any Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property set forth on Schedule 4 hereto, and (ii) the aggregate amount of any and all deductions under this sentence for any calendar year shall not be greater than an amount which would have the effect of decreasing the royalties otherwise accruing hereunder in respect of such calendar year by more than twenty-five percent (25%). Any deduction the Company seeks from royalties accruing under this Royalty Agreement for non-monetary consideration paid for Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property shall be at such consideration’s fair monetary value as mutually determined by the Company and Lucky Sub-2 in good faith.
          Except as set forth in this Section 4B or as required by law, royalties accruing under this Royalty Agreement shall not be subject to any downward adjustment.
5B. Subordination; Payments.
          Any and all royalties accruing hereunder shall be payable in the amounts and on the dates provided therefor in clause 7 of the Shareholders’ Agreement. No interest or other premium shall be payable in respect of any royalties accruing under this Royalty Agreement.
          Lucky Sub-2 acknowledges and agrees that at all times (including on a winding up of the Company) its right to payment of accrued royalties hereunder shall be subordinated to the payments in respect of the Aggregate Antidilution Amount, the Priority Dividend, Class C Shares, Class O-E Shares and Class O-J Shares as and to the extent set forth in subclauses (a), (b), (c), (d) and (e) of clause 7.1 of the Shareholders’ Agreement. Without limiting the foregoing, in the event Lucky Sub-2 receives any payment in respect of a royalty accruing hereunder that is in conflict with the priority of payments set forth in clause 7.1 of the Shareholders’ Agreement, Lucky Sub-2 agrees to promptly pay over to the proper party such amount as is required to give effect to the priorities contemplated by clause 7.1 of the Shareholders’ Agreement.

6B. Inapplicability of Article A.
          For the avoidance of doubt, the provisions of Article A above shall not apply to any Company Products for which royalties accrue under this Article B.
7B. Reports, Inspection and Audit Rights.
          After the Activation Date during the Royalty Term hereof, the Company shall, within seventy-five (75) days after the end of each Calendar Quarter, furnish to Lucky Sub-2:
     (i) a royalty report showing any royalties accrued in respect of such Calendar Quarter under this Royalty Agreement (or if none shall have accrued, a report so stating);
     (ii) a schedule showing any and all adjustments made under Section 4B hereof to the royalties accrued in respect of such Calendar Quarter, which schedule shall contain reasonable detail to support any such adjustment (including the relevant Company Product to which the adjustment pertains); and
     (iii) the exchange rates used in converting all royalties accrued in such Calendar Quarter to U.S. Dollars from the currencies in which the sales of Company Products were made.
          Royalties accruing on Company Product Net Sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by the Company for financial accounting purposes. The Company shall keep, and shall use reasonable efforts to cause its Sublicensees to keep, complete and accurate books of account and records in sufficient detail to properly reflect all Company Product Net Sales made by the Company and its Sublicensees or reported to the Company to enable the royalties accruing hereunder to be determined. Such books and records shall be kept at the principal place of business of the Company for at least thirty-six (36) months following the end of the Calendar Quarter to which they pertain. Not more than once in each calendar year, upon Lucky Sub-2’s written request, the Company shall permit employees of Lucky Sub-2 and its representatives (including an independent auditor) (all of whom shall be reasonably acceptable to the Company), to have access, at mutually acceptable date(s), during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any of the last eight Calendar Quarters prior to the date of such inspection. Such representatives and employees shall execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 7B shall be at the expense of Lucky Sub-2; provided that if an underpayment is identified in an amount, for any four consecutive Calendar Quarters, exceeding ten percent (10%) of the total amount required to have been paid for such four Calendar Quarters, the reasonable out-of-pocket costs of Lucky Sub-2 relating to the applicable inspection shall be paid by Jupiter Sub-1. Any underpayments or unpaid amounts discovered by such inspection shall constitute Accrued and Unpaid Royalty Payments for purposes of clause 7.1 of the Shareholders’ Agreement, and shall be paid pursuant to the priority of payments specified thereby.
8B. Blocked Payments.

          If it becomes unlawful for the Company to pay royalties to Lucky Sub-2, the Company shall promptly notify Lucky Sub-2 of the conditions preventing such payment and the royalties accruing hereunder shall, when otherwise payable, be deposited in local currency in the relevant country to the credit of Lucky Sub-2 in a recognized banking institution selected by the Company. The Company shall use commercially reasonable efforts to ameliorate the circumstances which have made such payment of royalties unlawful and to expedite the release thereof. Upon release and subject to clause 7.1 of the Shareholders’ Agreement, any blocked payments shall be paid to Lucky Sub-2.
ARTICLE C. CERTAIN DEFINITIONS.
          For purposes of this Royalty Agreement, the terms below have the following meanings:
          “Accrued and Unpaid Royalty Payments” shall have the meaning given to such term in the Shareholders’ Agreement.
          “Activation Date” means the first date (if any) on which (i) the Aggregate Antidilution Amount (if any) has been paid in full to the Jupiter Shareholders (or their successors), (ii) the Priority Dividend (if any) has been paid in full to the Jupiter Shareholders (or their successors), (iii) there are no Class C Shares issued and outstanding and (iv) the Jupiter Shareholders (or their successors) shall have received aggregate payments from the Company pursuant to clause 7.1(e) of the Shareholders’ Agreement equal to five hundred million dollars ($500,000,000.00) minus the Priority Dividend Amount (if any); provided that, in the event such first date is not the first day of a Calendar Quarter, the Activation Date shall not occur until the first day of the Calendar Quarter commencing immediately following such first date.
          “Affiliate” shall have the meaning given to such term in the Shareholders’ Agreement.
          “Aggregate Antidilution Amount” shall have the meaning given to such term in the Shareholders’ Agreement.
          “AHPC Patent Rights” shall mean the AHPC Patent Rights as defined in the Collaboration Agreement that are assigned or licensed to the Company by virtue of the Transactions.
          “Blocking Third Party Intellectual Property” shall (i) in reference to a Product, have the meaning given such term in the Collaboration Agreement and (ii) in reference to a Company Product that is not a Product, have the same meaning as applicable mutatis mutandis.
          “Calendar Quarter” shall have the meaning given to such term in the Collaboration Agreement.
          “Class C Shares”, “Class O-E Shares” and “Class O-J Shares” shall have the respective meanings given to such terms in the Shareholders’ Agreement.
          “Closing Date IP” has the meaning given to such term in the Shareholders’ Agreement.

          “Collaboration Patent Rights” shall mean the Collaboration Patent Rights as defined in the Collaboration Agreement that are assigned or licensed to the Company by virtue of the Transactions.
          “Collaboration Product Net Sales” means, with respect to any calendar year (or portion thereof in the case of the First Year and Last Year), fifty percent (50%) of the aggregate worldwide Net Sales of any and all Products under the Collaboration Agreement during such calendar year (or portion thereof).
          “Company Product Net Sales” means, with respect to any calendar year (or portion thereof in the case of the First Year and Last Year), one hundred percent (100%) of the aggregate worldwide net sales of any and all Company Products that are not Products under the Collaboration Agreement during such calendar year (or portion thereof), where such net sales shall have the same meaning of Net Sales as defined in reference to Products under the Collaboration Agreement, applicable mutatis mutandis to Company Products.
          “Covering a Company Product” means, with respect to a Company Product (other than a Product) sold on a particular date in a country, (i) a Valid Claim in the country of sale that literally encompasses, whether generically or specifically, such Company Product as an active pharmaceutical ingredient or in finished form, or any labeled indication or use of the Company Product, or (ii) a Valid Claim in a country (whether the country of sale or another country) where such Company Product sold in the country of sale was manufactured that literally encompasses, whether generically or specifically, the manufacture of the Company Product.
          “Covering a Product” means, with respect to a Product sold on a particular date in a country, that (i) a Valid Claim in the country of sale that literally encompasses, whether generically or specifically, such Product, the R&D Candidate or other active pharmaceutical ingredient in such Product, or any labeled indication or use of the Product, or (ii) a Valid Claim in a country (whether the country of sale or another country) where the R&D Candidate or other active pharmaceutical ingredient of such Product sold in the country of sale was manufactured that literally encompasses, whether generically or specifically, the manufacture of the R&D Candidate in the Product.
          “Enhancing Third Party Intellectual Property” shall (i) in reference to a Product, have the meaning given such term in the Collaboration Agreement and (ii) in reference to a Company Product that is not a Product, have the same meaning as applicable mutatis mutandis.
          “First Commercial Sale” shall (i) in reference to a Product, have the meaning given such term in the Collaboration Agreement and (ii) in reference to a Company Product that is not a Product, have the same meaning as applicable mutatis mutandis.
          “Jupiter Shareholders” shall have the meaning given to such term in the Shareholders’ Agreement.
          “Net Sales” shall (i) in reference to a Product, have the meaning given to such terms in the Collaboration Agreement and (ii) in reference to a Company Product that is not a Product, have the same meaning as applicable mutatis mutandis.
          “Obligatory Transfer Event” shall have the meaning given to such term in the Shareholders’ Agreement.

          “Party” shall (i) as used in Article A, have the meaning given to such term in the Collaboration Agreement and (ii) as used in Article B, mean the Company.
          “Product” shall have the meaning given to such term in the Collaboration Agreement.
          “Priority Dividend” shall have the meaning given to such term in the Shareholders’ Agreement.
          “R&D Candidate” shall have the meaning given to such term in the Collaboration Agreement.
          “Royalty Term” shall mean the period commencing on the Activation Date and expiring on the Termination Date.
          “Seller Disclosure Letter” shall have the meaning given to such term in the Asset Purchase Agreement.
          “Shares” shall have the meaning given to such term in the Shareholders’ Agreement.
          “Sublicensee” shall (i) as used in Article A, have the meaning given to such term in the Collaboration Agreement and (ii) as used in Article B, mean a Sublicensee of the Company.
          “Termination Date” means:
(a)	as used in Article A, the earliest of: (i) the expiration of the last Valid Claim Covering a Product, (ii) the date on which no R&D Candidate is being developed and no Product is being sold pursuant to the Collaboration Agreement, and (iii) the date on which neither Lucky Sub-1 nor any Permitted Transferee holds any Shares (including as a result of an Obligatory Transfer Event); provided that, in the event such earliest date is not the last day of a Calendar Quarter, the Termination Date shall be the last day of the Calendar Quarter in which such earliest date occurs. For purposes of this clause (a), “Permitted Transferee” means any person (other than any Jupiter Shareholder and any person to whom any Jupiter Shareholder shall have transferred its Shares in compliance with the Shareholders’ Agreement) to whom Lucky Sub-1 shall have Transferred its Shares in compliance with the Shareholders’ Agreement; or

(b)	as used in Article B, the earliest of: (i) the expiration of the last Valid Claim Covering a Company Product, (ii) the date on which no Company Product is being developed or sold by the Company, and (iii) the date on which neither Lucky Sub-1 nor any Permitted Transferee holds any Shares (including as a result of an Obligatory Transfer Event); provided that, in the event such earliest date is not the last day of a Calendar Quarter, the Termination Date shall be the last day of the Calendar Quarter in which such earliest date occurs. For purposes of this clause (b), “Permitted Transferee” means any person (other than any Jupiter Shareholder and any person to whom any Jupiter Shareholder shall have transferred its Shares in compliance with the

Shareholders’ Agreement) to whom Lucky Sub-1 shall have Transferred its Shares in compliance with the Shareholders’ Agreement.
          “Transfer” shall have the meaning given to such term in the Shareholders’ Agreement.
          “Valid Claim” means: (i) in reference to a particular time that a Product is sold in a country, any claim that at such time is (a) granted in any unexpired and issued patent included in the AHPC Patent Rights, the Collaboration Patent Rights, or the Patent Rights (as that term is defined in the Asset Purchase Agreement) set forth in Schedule 1.02(a)(i)(A)(1) of the Seller Disclosure Letter that has not been revoked or held unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) pending in a nonprovisional patent application included in the AHPC Patent Rights or the Collaboration Patent Rights that has not lapsed or been cancelled, withdrawn or abandoned without the possibility of revival, but excluding any such claim that is pending after the earlier of fifteen (15) years from the earliest priority date claimed for such application and ten (10) years from the First Commercial Sale of the Product in such country; and (ii) in reference to a particular time that a Company Product (other than a Product) is sold in a country, any claim that at such time is (a) granted in any unexpired and issued patent included in the Closing Date IP that has not been revoked or held unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) pending in a nonprovisional patent application included in the Closing Date IP that has not lapsed or been cancelled, withdrawn or abandoned without the possibility of revival, but excluding any such claim that is pending after the earlier of fifteen (15) years from the earliest priority date claimed for such application and ten (10) years from the First Commercial Sale of the Company Product in such country.
D. OTHER PROVISIONS.
          In the event of any conflict between the express provisions of the Shareholders’ Agreement and the express provisions of this Royalty Agreement, the provisions of the Shareholders’ Agreement shall control with respect to the subject matter hereof. This Royalty Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.
          The representations and warranties of the parties set forth in the Asset Purchase Agreement are expressly incorporated by reference herein.
          The Company may not assign or transfer this Royalty Agreement and its rights and obligations hereunder without the prior written consent of Lucky Sub-2. Except as provided in the immediately following sentence, this Royalty Agreement and the rights and obligations hereunder shall not be assignable or transferable by Lucky Sub-2 (including by operation of law in connection with a merger, consolidation or similar extraordinary transaction) to any person other than any wholly owned subsidiary of Lucky Parent (and subsequent thereto each reference herein to Lucky Sub-2 shall be construed as a reference to the applicable transferee) without the prior written consent of the Company. In the event neither Lucky Sub-1 nor any of its Affiliates holds any Shares as a result of one or more Transfers in compliance with the Shareholders’ Agreement, Lucky Sub-2 shall, immediately following the last of such Transfers, assign this

Royalty Agreement and its rights and obligations hereunder to the applicable transferee in such last Transfer of Shares (and following any such assignment, each reference herein to Lucky Sub-1 and Lucky Sub-2 shall be construed as a reference to the applicable permitted transferee). Any attempted assignment of this Royalty Agreement in violation of the foregoing provisions shall be void.
          This Royalty Agreement may not be amended and no provision hereof may be waived or modified except in each case by an instrument in writing signed by the parties. All notices and communications hereunder shall be made in accordance with the provisions set forth in Section 9.03 (Notices) of the Asset Purchase Agreement. The provisions of Sections 5.05(b) (Confidentiality), 9.04(a) (Interpretation), 9.07 (Severability), 9.08 (Consent to Jurisdiction), 9.09 (Governing Law) and 9.10 (Waiver of Jury Trial) of the Asset Purchase Agreement shall apply to this Royalty Agreement, mutatis mutandis, as though fully set forth herein.
          This Royalty Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or other customary means of electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
          This Royalty Agreement shall be effective as of the later of the date of execution hereof or the date of Closing; provided that, if the Asset Purchase Agreement is terminated prior to the Closing, this Royalty Agreement shall terminate without further action by any party and all rights and obligations of the parties hereunder shall terminate without liability of any party to any other party.
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          If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this letter agreement shall become a binding agreement.

Very truly yours,

JANSSEN ALZHEIMER IMMUNOTHERAPY
by	/s/ Gerard Collins
	Name:	Gerard Collins
	Title:	Director

Solely for purposes of the penultimate sentence of the penultimate paragraph of Section 7A and the last paragraph of 7B hereof:

JANSSEN ALZHEIMER IMMUNOTHERAPY (HOLDING) LIMITED
by	/s/ Gerard Collins
	Name:	Gerard Collins
	Title:	Director

Signature Page to the Royalty Agreement

Accepted and agreed to as of the date first written above:
ELAN PHARMA INTERNATIONAL LIMITED

by	/s/ William Daniel
Name: William Daniel
Title: Director
Signature Page to the Royalty Agreement